Exhibit 10.4

HOST CITY AGREEMENT

concluded between

Air Race Limited, a company incorporated and registered in England with registered number 12207420 whose registered address, 20-22 Wenlock Road, London, N1 7GU, United Kingdom.

(hereinafter “Air Race”).

and

The Lake Macquarie Economic Development Company Limited, a company incorporated and registered in Australia whose registered address is Level 1, 63 Ridley Street, Charlestown, NSW, 2290, Australia (hereinafter “HCP’)

Each, a “Party” and together, the “Parties”

WHEREAS,

(A)     Air Race is the sole and exclusive owner and rights holder of the Air Race World Championship —an international series of events during which pilots navigate an aerial course outlined by air filled gates racing for the best time.

(B)     In accordance with the provisions and conditions of this Agreement the HCP is desirous of holding an event of the Air Race World Championship in Lake Macquarie (hereinafter “Host City”) in the year 2022, (hereinafter the “Event”) and Air Race has agreed to promote and designate the Event as an Elite XR/1 Air Race World Championship Event.

(C)     Air Race and HCP also agree to host an additional 2 x Air Race World Championship Events in the Host City in the calendar years 2023 and 2024 on terms to be mutually agreed between both parties, and subject to HCP funding being available.

(D)     The Event will provide increased public awareness for the Host City on a national and international level through public relations, advertising and marketing of the Event. For the duration of the Event the HCP will assist Air Race to obtain the Lake Macquarie City Council landholder consents required to use the intended event venue, including but not limited to the race area, race box, spectator areas, compound areas, etc as agreed between the parties and set out in a map currently attached as Schedule 6 to this Agreement but may be updated from time to time by the agreement of the Parties subject to the Department’s consent (hereinafter the “Event Venue”), including those areas of the Event Venue which are marked in red and are intended to be exclusively within Air Race’s care and control during the Event Period (“Exclusive Event Zone”), and those areas of the Event Venue which are to be marked in blue and which are not intended to be exclusively available for use by Air Race in connection with the Event, which includes, for the avoidance of doubt, any other area outside the Exclusive Event Zone (“Non Exclusive Event Zone”).

(E)     Further information in support of the benefit to the Lake Macquarie economic area, including summary budget is set out at Schedule 1, and sample broadcast agreements are set out in Schedule 8, which may be updated from time to time by the agreement of the Parties subject to the Department’s consent.

(F)     Event Venue will not include the Lake Macquarie Airport (“Airport”), and Air Race will arrange use and access of the Airport for the purposes of the Event, by securing an agreement with Airport controllers directly, the current form of which is set out in Schedule 7, but which contemplates additional licence arrangements being entered into by the parties and includes those terms (“Airport Agreement”).

(G)     The Parties intend to enter into this Agreement pursuant to which the HCP will be appointed as an official partner of Air Race for the Air Race World Championship season 2022 — in accordance with the following provisions and conditions — and Air Race will be obligated to organize and stage the Event and the HCP will be required to provide funding to assist the organization and staging of the Event, and each of the HCP and Air Race will exercise several rights at and related to the Event as defined in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	TERM

1.1	Subject to this clause 1, this Agreement shall enter into force upon its signature by both Parties and shall continue until 90 days after the Event (hereinafter the “Term”), unless earlier terminated in accordance with Clause 8 below.

1.2	This Agreement is conditional on the satisfaction of each of the following (“Conditions”):

1.2.1	HCP and the Department entering into the Funding Agreement to enable the HCP to provide the Consideration to Air Race;

1.2.2	Air Race and HCP agreeing any necessary amendments to the site plan including the Event Venue, Exclusive Event Zone (including the Aviation Zone) and Non Exclusive Event Zone as contemplated in paragraph (D) of the Background, with a view to maximizing public viewing access and operation of the Event in a safe manner;

1.2.3	Air Race providing a copy of its signed broadcast agreements for the Event to the HCP and those broadcast agreements being in a form reasonably acceptable to the HCP and the Department (such agreement not to be unreasonably be withheld or delayed); and

1.2.4	Air Race and the Airport controllers entering into all arrangements comprising the Airport Agreement, and all arrangements comprising the Airport Agreement being in a form reasonably acceptable to the HCP and the Department (such agreement not to be unreasonably withheld or delayed).

1.3	The Parties must use their best endeavours to ensure that each of the Conditions is satisfied by the date that is 20 Business Days after entry into this Agreement.

1.4	If a Party becomes aware:

1.4.1	that a Condition has been satisfied; or

1.4.2	of circumstances which may result in a Condition not being or having become incapable of being satisfied, then it must promptly notify the other Party.

1.5	A Party must provide the other Party with such evidence of the satisfaction of each Condition as the other Party may reasonably request.

1.6	If the Conditions are not all satisfied by the date which is 20 Business Days after entry into this Agreement, then:

1.6.1	the Parties may agree to extend the period for the satisfaction of the Conditions by an additional period acceptable to the Parties; or

1.6.2	either party may terminate this Agreement which will be deemed to be rescinded ab initio and be of no further force or effect and no Party will have any further responsibility or obligation to the other.

1.7	If the Funding Agreement:

1.7.1	proposes that the Department will provide the HCP with an amount of funding which is lower than the Consideration, then:

(a)	the Parties may agree to vary this Agreement to reflect the lower amount of the Consideration offered to be provided by the Department; or

(b)	either Party may terminate this Agreement which will be deemed to be rescinded ab initio and be of no further force or effect and no Party will have any further responsibility or obligation to the other.

1.7.2	is on different terms from that set out in Schedule 9; or

1.7.3	imposes a higher liability risk on the HCP than that set out in Schedule 9, then:
(a)	the Parties may agree to vary this Agreement for the HCP to pass through to Air Race, in this Agreement, all risks imposed on the HCP under the Funding Agreement; or

(b)	either Party may terminate this Agreement which will be deemed to be rescinded ab initio and be of no further force or effect and no Party will have any further responsibility or obligation to the other.

2.	PARTIES’ RIGHTS AND OBLIGATIONS

2.1	General Principles
2.1.1	For the purposes of this Agreement, the Event shall commence at the scheduled time for scrutinizing and sporting checks and including all practice and the race and ends at either the time for the lodging of a protest under the terms of the Event rule and regulations (“Championship Rules”) or the time when a technical or sporting verification has been carried out under the terms of the Championship Rules, whichever is the later (“Event Period”).

2.1.2	The responsibilities, liability and costs for the individual measures and actions to be carried out by the respective Party related to or in connection with the Event regarding the following areas are as set out below and in further detail throughout this clause 2:

a)	The obligation to pay the Consideration to Air Race (HCP)

b)	The obligation to obtain all Approvals in connection with all aviation (including maritime) & sport aspects of the Event (Air Race)

c)	All rights to be granted to TV & Media in connection with the Event (Air Race)

d)	The obligation to obtain all Approvals in connection with the Event other than those in clause 2.1.2b) above, including in relation to traffic management (if required) during the Term to set up, conduct and pack up the Event (Air Race)

e)	The obligation to provide reasonable assistance to Air Race to obtain any Approvals in clause 2.1.2d), including landholder consents for land owned by Lake Macquarie City Council but excluding any obligation to contribute any costs towards obtaining such Approvals (HCP)

f)	All rights and obligations in connection with production of the Event (Air Race)

g)	All obligations to fulfil all IT Requirements in connection with the Event (Air Race)

h)	All obligations in connection with all machinery, equipment & vehicles required to conduct the Event (Air Race)

i)	All rights for sponsorship and venue access within the Exclusive Event Zone subject to clause 2.2.3 (Air Race)

j)	All rights to hold AR Ancillary Events within the Exclusive Event Zone during the Event Period (Air Race)

k)	All rights to hold HCP Ancillary Events outside the Exclusive Event Zone during and outside the Event Period (HCP)

l)	All rights for HCP Ancillary Events within the Exclusive Event Zone but outside the Event Period Hours (HCP)

m)	The obligation to promote, assess and grant the Scholarship in accordance with Schedule 4 to eligible residents of, and employees of businesses located within, the Host City local government area (Air Race)

n)	The obligation to provide the Agreed VIP Tickets to HCP at no out-of-pocket cost to HCP (Air Race)

o)	The obligation to provide the Closed Areas within the Exclusive Event Zone and to issue invitations to participate in the Closed Areas to persons nominated by the HCP, on terms otherwise in Air Race’s discretion but on no less favourable terms to any other proposed participant (Air Race)

p)	The right to nominate potential attendees from the Host City local government area to be invited to participate in the Closed Area (HCP)

2.1.3	In general, each Party shall advise, assist and consult with the other Party in good faith to ensure a successful Event.

2.2.	Air Race’s Rights
2.2.1	In addition to the rights of Air Race in clause 2.1.2, Air Race shall have the exclusive rights and property and is entitled to all rights of whatever nature in the Air Race World Championship and the Event which are not expressly reserved to HCP under this Agreement, including, without limitation all copyrights, trademark rights and other intellectual property rights and the right to exploit the Air Race World Championship and the Air Race events commercially (“Reserved Rights”). The HCP does in no way acquire (directly or indirectly) any rights in the Reserved Rights as a result of its contribution this Agreement and shall not do or authorise, assist or encourage any third party to do anything which in any way harms any of Air Race’s interest in the Reserved Rights.

2.2.2	In particular, Air Race shall have the following sole and exclusive rights to exploit the Air Race World Championship and the Air Race events commercially for the Event as set out below, subject to Air Race ensuring that public access is maintained to all areas within the Event Zone other than any Closed Area and subject at all times to clause 2.2.3:

a)	to sell and display advertising and signage within the Exclusive Event Zone in accordance with applicable Laws for, during and in respect of the Event but only during the Event Period and therefore own the intellectual property rights as set out in Clause 5 below;

b)	to sell title sponsorship to any person or persons in respect of the Event in any form and in any manner;

c)	to sell support Event title sponsorship to any person or persons in respect of the Event in any form and in any manner;

d)	to entitle third parties to promote, exhibit, sample and sell goods or services at the Event and within the Event Period, including the right to sell or operate trade display sites and vending sites, within the Exclusive Event Zone on such terms it thinks fit;

e)	to sell course aircraft rights (e.g., “Official Team Partner”, etc.) for the Event and pursuant to such right Air Race shall be authorised to grant to such third party or third parties the right to supply for use at any Event such aircraft as Air Race may determine in its sole discretion, subject to applicable Laws and obtaining all necessary Approvals and compliance with the Championship Rules;

f)	to distribute and sell (and/or to delegate, authorize or appoint third parties to do so subject to those third parties otherwise agreeing to comply with Air Race’s obligations under this Agreement) the written Event program and to sell all advertising space within such Event program and the HCP acknowledges that it has no title or interest in the Event program other than as expressly set out in clause 2.3.1d);

g)	to grant any person the right to be an official supplier for the Event and for such person to have the right to supply to Air Race at and in respect of the Event its goods or services within the Exclusive Event Zone on an exclusive basis or a non-exclusive basis (as determined by Air Race) subject to the terms of such supply being lawful and in line with normal commercial terms for an Air Race event;

h)	to grant licensing rights in connection with the Event;

i)	to organize, produce, promote and host (or to authorize or nominate third parties to organize, produce, promote and host) support events such as live music performances, exhibitions, art shows and more during the Event Period and within the Exclusive Event Zone (“AR Ancillary Events”) and for this purpose Air Race shall arrange at its cost for access within and around the Exclusive Event Zone and within the Event Period for Air Race, its staff and contractors, any pilots, competitors, officials and sponsors (and other persons duly authorized by Air Race) at all times during the Event Period and at such other reasonable times prior to and after the Event Period as Air Race and HCP agree are necessary or desirable for the set up and dismantling of any such AR Ancillary Events and Air Race may commercially promote AR Ancillary Events in connection with the Event;

j)	to manage and exploit the following aspects of the podium ceremony, namely the trophies, champagne, flags, anthems, timing, dimensions, security, advertising, signage and presenters in accordance with the Championship Rules;

k)	to develop, produce, distribute and sell Air Race merchandise products throughout the Exclusive Event Zone;

l)	to exclusively organize the provision of beverages and other services within the Exclusive Event Zone; and

m)	to make and use the Recordings according to Clause 5.2.

2.2.3	Despite any other provision of this Agreement, Air Race must ensure that:
a)	in granting any person any sponsorship or title, advertising or signage or licensing or official supplier rights in connection with the Event or any AR Ancillary Event, that such persons are not Prohibited Sponsors; and

b)	Air Race does not display or permit to be displayed any Prohibited Sponsor logos or names in connection with the Event or any AR Ancillary Event.

2.2.4	Air Race shall be entitled to decide in its sole discretion how many races/events, of which the Event forms part, shall form an Air Race World Championship season.

2.3.	HCP’s Rights
2.3.1	The HCP shall be entitled to exercise the following rights at or in connection with the Event (collectively the “HCP Rights”):

a)	In accordance with the provisions of this Agreement the HCP shall be entitled to announce and designate the Event as an Air Race World Championship event.
b)	The HCP may conduct any HCP Ancillary Events:
i)	outside the Exclusive Event Zone during and outside the Event Period at its sole expense; and
ii)	within the Exclusive Event Zone outside the Event Period Hours at its sole expense,

and Air Race and the HCP must use all reasonable endeavours to agree a schedule of events during the Event Period conducted by each Party to minimize any conflict arising between similar events, or different events conducted by each Party at the same time, during the Event Period.

c)	HCP may nominate potential attendees for any Closed Area from the Host City local government area and if so, Air Race must invite those participants to participate in the Closed Area on the same terms and conditions offered to other potential participants in the Closed Area.

d)	Air Race must permit each of the HCP and the Department, at no out of pocket to the HCP or the Department, to provide a full page advertisement for each of the HCP and the Department (on behalf of the NSW State Government) to be included in any written Event program referred to in clause 2.2.2f).

e)	For any sponsorship revenue generated by an introduction initiated by the HCP for the Event, Air Race will pay to the HCP a commission of 10% of the total revenue received from the introduced sponsor, or such other amount agreed between Air Race and the HCP (“Agreed Commission”). Air Race must notify the HCP of the receipt of any such sponsorship revenue within 5 Business Days of receipt by Air Race of that sponsorship revenue, and the amount of the Agreed Commission due to the HCP. Air Race must pay the HCP any Agreed Commission within 15 days of receipt by Air Race of an invoice from the HCP for the Agreed Commission.

2.3.2	The HCP agrees that the Rights defined in Clause 2.3.1 are limited to the Term and to the Event only.

2.3.3	The HCP shall be entitled to set up a dedicated local hospitality facility within the Exclusive Event Zone. Such facility shall be mutually defined in detail in the site plan agreed by the Parties in accordance with clause 1.2.2 (“Site Plan”). The HCP is entitled to set up any events or facilities during or outside the Event Period within the Non Exclusive Event Zone.

2.3.4	Excluding the Agreed VIP Tickets, and unless otherwise agreed upon in this Agreement, the HCP shall be responsible for and bear any and all costs related to or in connection with the exercise of the HCP Rights.

2.4.	Air Race’s Obligations

2.4.1	Air Race shall entitle the HCP to exercise the HCP Rights determined in detail in Clause 2.3.

2.4.2	Air Race shall endorse the Event as part of the Air Race World Championship and Air Race shall promote the Event on a national and international level and in such manner as Air Race shall consider necessary with a view to maximizing the reputation of the Air Race World Championship and, thus, the Event. Subject to any title sponsorship rights granted by Air Race in accordance with this Agreement, which may be added to the title of the Event, the Event will be named and referred to by both Parties as the World Championship Air Race Lake Macquarie.

2.4.3	Air Race shall obtain, and bear all liability in connection with, all necessary Approvals, including but not limited to all required aviation and maritime permits from the competent aviation and marine Authorities, and all other Approvals for the Event and any AR Ancillary Events, to stage the Event. The HCP will provide reasonable assistance, excluding any obligation to contribute any costs towards obtaining such Approvals, to support Air Race in obtaining all necessary Approvals.

2.4.4	Air Race shall be responsible for, and bear all liability in connection with, the sport and TV production of the Event, and all IT Requirements, traffic management, machinery, equipment and vehicle requirements, risk management services and security and all other event management services for the successful hosting of the Event and any AR Ancillary Events. In particular, Air Race must:

a)	meet all financial obligations in connection with the Event over and above the Consideration;

b)	contribute all amounts over and above the Consideration which are referred to in Schedule 1 as a co-contribution by Air Race towards the hosting and operation of the Event (“Air Race Funding Obligation”);

c)	expend the Consideration and the Air Race Funding Obligation (together, the “Event Funding”) in accordance with the budget in Schedule 1 and the requirements of the Department under the Funding Agreement, unless the Parties and the Department otherwise agree;

d)	expend from the Event Funding at least the amount specified in the budget in Schedule 1 and highlighted in green for infrastructure and logistics for the Event, including upgrades to infrastructure at the Airport, using Local Contractors to the extent specified in that budget;

e)	expend from the Event Funding at least the amount specified in the budget in Schedule 1 and highlighted in blue for spectator infrastructure and amenities (including grandstanding, catering, traffic control etc), using Local Contractors to the extent specified in that budget;

f)	expend no greater than 20% of the Consideration on or towards project management or administrative costs, including accommodation, transport, contingency and on-costs for eligible wages;

g)	reimburse HCP, for HCP to reimburse the Department, of any unspent portion of the Consideration within 21 days after the end of the Event Period.

2.4.5	Air Race shall provide the accreditations for the entrance to any Closed Area, but must provide the Agreed VIP Tickets to the HCP at no out-of-pocket cost to HCP. If requested by HCP, Air Race must provide HCP with the Additional VIP Tickets at the then prevailing market rate for those tickets. Air Race must not restrict public access to any area other than a Closed Area.

2.4.6	Air Race must use the Consideration in accordance with the Funding Agreement, and in particular must:
a)	repay any portion of the Consideration which is spent by Air Race in breach of this Agreement or the requirements of the Funding Agreement, within 21 days of a demand by the HCP, including any amount which the Department determines is due to be repaid in those circumstances;

b)	provide the HCP with all information necessary for the HCP to comply with its reporting requirements under the Funding Agreement, including in relation to the satisfaction of any milestone in order to be paid any instalment of the Consideration, and in particular, provide financial statements of income and expenditure of the Consideration to the HCP in the form required under the Funding Agreement and within 45 Business Days after the earlier of:

●	completion of the Event;

●	termination of this Agreement; and

●	completion of the 2022-2023 financial year;

c)	maintain all records required under the Funding Agreement relating to the Event so as to enable the Department to exercise its rights under the Funding Agreement, including by undertaking an audit of those records as contemplated in the Funding Agreement;

d)	retain all such records in connection with the use of the Consideration and the Event for a period of at least 7 years after the Term, and provide copies of all records and other information reasonably requested by the Department to the HCP and Department on request;

e)	permit the Department, Destination NSW and any State or Commonwealth Government department or agency who has provided funding for the Event to conduct an audit of Air Race’s records in connection with the Event and use of the Consideration;

f)	comply with all Department and funding guidelines issued in connection with the Consideration as contemplated in the Funding Agreement;

g)	participate in any questionnaire or survey issued by the Department in connection with the Event;

h)	not vary the Event from that proposed in the Grant Application and Funding Agreement without the prior consent of the Department, noting that the Department has an absolute discretion whether or not to vary the Funding Agreement in this regard;

i)	indemnify and keep indemnified the HCP, the Department and the Crown in right of the State of NSW and each of their officers, employees and agents from and against any loss (including legal costs and expenses on a solicitor and own client basis) or liability incurred or suffered by, or made against, any of those indemnified arising directly or indirectly from or in connection with the Event, including:

●	any claims by any landowner within the Exclusive Event Zone, or any other landowner impacted by an event in connection with the Event, as a result of or in connection with the Event;

●	Air Race’s breach of this Agreement;

●	any unlawful or negligent act or omission by Air Race, its employees or contractors in connection with the Event;

●	any illness, injury or death of any person that Air Race, its employees or contractors or participants in the Event cause or contribute to, in connection with the Event;

●	any loss or damage to real or personal property that Air Race, its employees or contractors or participants in the Event cause or contribute to, in connection with the Event; and

●	any act or omission by Air Race, its employees or contractors that is in infringement of any third party intellectual property or privacy rights of the Department or any third party.

2.4.7	Air Race’s obligation to indemnify will be reduced proportionately to the extent that any negligent or unlawful act or omission of the HCP or the Department, or either of their officers, employees or agents caused or contributed to the relevant loss or liability.

2.4.8	Air Race’s obligation to indemnify the indemnified parties in clause 2.4.6 does not exclude or reduce the liability of, or benefit to, a party that may arise by operation of the common law, statute or the other terms of this Agreement or the Funding Agreement.

2.4.9	Air Race warrants that:

a)	to the best of its knowledge, there are no serious Approval or legal impediments which are likely to preclude the Event being run during the Event Period and on the Event Dates;

b)	it has the necessary expertise (or can subcontract experienced and qualified personnel) to deliver the Event on the Event Dates.

2.4.10	In general, Air Race shall advise, assist and consult with the HCP in relation to the Event in such manner as necessary and/or appropriate to ensure a successful Event, and if the Event is classified as a State Significant Event, will comply with all necessary requirements in connection with that designation. If required by the Department, Air Race will engage Destination NSW to support the Event with marketing, public relations and deconfliction services.

2.4.11	Air Race must provide the Closed Areas within the Exclusive Event Zone and issue invitations to persons nominated by the HCP under clause 2.3.1c) to participate in the Closed Area (on terms otherwise in Air Race’s discretion but on no less favourable terms to any other proposed participant).

2.4.12	Air Race must do all things necessary to offer the Scholarship in accordance with Schedule 4 for the Event, and to offer a substantially similar scholarship in any subsequent years in which the event is held.

2.4.13	Air Race must:
a)	prior to the Event Period, engage with secondary and tertiary education facilities identified by the HCP to promote an aviation-inspired STEM project and competition to students of those facilities and to promote the competition contemplated in the Scholarship;
b)	conduct the STEM project and competition and Scholarship promoted by Air Race;

c)	establish the STEM Zone at the Event;

d)	ensure that the STEM Zone contains interactive exhibits (e.g. drone demonstrations, robotics and engineering workshops, flight simulators) and that pilots, planes and members of the Air Race technical team will be located at the STEM Zone during the Event Period; and

e)	permit Participating Students to access the STEM Zone at no out-of-pocket cost to the Participating Students.

2.5.	HCP s Obligations

2.5.1	HCP shall pay to Air Race the consideration pursuant to Clause 3 and subject to clause 8.

2.5.2	The HCP shall provide to Air Race reasonable assistance to Air Race for Air Race to obtain unrestricted access to the Event Venue for the Event Period, excluding any obligation to contribute towards the costs of obtaining such access.

2.5.3	Further to paragraph (F) of the Background, Air Race acknowledges that HCP has no obligations or liability in connection with any aspect of the Event occurring at the Airport.

2.5.4	The HCP undertakes to provide reasonable assistance to Air Race, excluding any obligation to contribute towards the costs of obtaining such rights, to find national TV stations which might be interested in broadcasting the Event.

2.5.5	The HCP shall immediately inform Air Race in writing if the HCP becomes aware of any event or series of events whether related or not which occurs and which would be likely, in HCP’s reasonable opinion, to materially and adversely affect the financial condition of the HCP or the ability of the HCP to perform its obligations under this Agreement.

3.	CONSIDERATION
3.1	The HCP shall pay to Air Race a consideration in the amount of $2,500,000.00 AUD (inclusive of any advertising tax, entertainment/amusement tax or any other comparable/similar taxes in Australia but exclusive of GST) for the Event (hereinafter the “Consideration”). The HCP shall pay the Consideration according to Clause 3.2 to Air Race’s nominated bank account, which must be a separate bank account used solely in connection with the Event, or a general bank account provided that sufficient accounting controls are in place to track the expenditure of the Consideration.

3.2	Subject always to Air Race providing relevant invoices in a form required by the Department under the Funding Agreement and meeting all requirements of the Department and the Funding Agreement in connection with the release of any instalment of the Consideration (each being the “Milestone Requirements”), the HCP shall pay the Consideration in the following instalments:

Year	Due date			Amount (AUD)
2022	●	Within 5 Business		●	$1,000,000.00
		Days after the later of:		●	40% of Consideration
		○	Air Race having satisfied all of the Milestone Requirements for release of this instalment; and
		○	payment of this instalment by the Department to the HCP
2022	●	Within 5 Business Days after the later of:		●	$1,000,000.00
				●	40% of Consideration
		○	Air Race having satisfied all of the Milestone Requirements for release of this instalment; and
		○	payment of this instalment by the Department to the HCP
2022	●	Within 5 Business		●	$500,000.00
		Days after the later of:		●	20% of Consideration
		○	Air Race having satisfied all of the Milestone Requirements for release of this instalment; and
		○	payment of this instalment by the Department to the HCP

3.3	Subject to clause 8, all amounts payable by the HCP under this Agreement shall be paid to Air Race in full without any set-off, condition or counterclaim and free and clear of any deductions and withholdings. The amounts due to Air Race according to this Agreement are considered as net of any and all taxes, withholdings and other dues or imposts of any sort whatsoever including, but not limited to, withholding taxes or similar deductions.

3.4	Despite any other provision of this Agreement, Air Race acknowledges that if the Department exercises a right to reduce the funding payable under the Funding Agreement on notice to the HCP:
3.4.1	the HCP must promptly notify Air Race; and

3.4.2	the references to the Consideration in this Agreement, and the obligations of the HCP to provide that Consideration will be deemed to be reduced by the amount which the Department has reduced the funding payable under the Funding Agreement.

3.5	Air Race must acknowledge the support of the Department of the Event, as directed by the Department to HCP and notified by HCP to Air Race from time to time, in any public statements about the Event and on the home page of any website established in connection with the Event, and in compliance with the requirements of clause 15 of the Funding Agreement regarding all marketing and advertising for the Event. Air Race acknowledges and agrees the reserved rights of the Department under the Funding Agreement in connection with publication of information in connection with the Event and use of information to develop case studies.

4.	INSURANCE

4.1	Air Race shall obtain and maintain, at its sole cost and expense, insurance coverage sufficiently broad to cover all activities of Air Race and all risks associated with the Event, including set up and removal periods within the Term, including:

4.1.1	a broadform public liability policy of insurance to the value of at least $20 million in respect of each claim and in the aggregate as to the number of occurrences within the policy period;

4.1.2	an aviation all-risk policy with liability coverage of at least $25 million in respect of each claim and in the aggregate as to the number of occurrences within the policy period; and

4.1.3	to the extent required by Law, workers compensation insurance.

4.2	Coverage limits may be satisfied with a combination of primary, umbrella and/or excess insurance policies. Air Race warrants that it has and will maintain appropriate insurance to cover any liability it may incur in connection with the Event.

4.3	Each liability policy shall either name, add, or include as additional insured the following: the HCP and/or its subsidiaries and affiliates and their shareholders, members, officers, managers, directors, employees and agents.

4.4	Air Race must not do or permit or suffer any act, matter or thing or omission whereby any of the policies referred to in this clause 4 may be vitiated, rendered void or voidable, and must provide a copy of all certificates of currency for the insurances held by it under this Agreement to HCP on request by HCP.

5.	INTELLECTUAL PROPERTY

5.1	Except with the prior written consent of Air Race, during the Event Period the HCP will neither make, record nor transmit any form of sound broadcast television or film footage whatsoever of or at or pertaining to the Event (and/or to any test session held at the Event Venue).

5.2	Media Rights

5.2.1	Rights in and to Recordings: It is acknowledged and agreed that, as between Air Race and HCP, Air Race shall be the sole and exclusive owner of any and all rights in and to audio and/or audio visual recordings and/or photographs taken by Air Race or its representatives or contractors (together, the “Recordings”) under current and future Law.

6.	TRADEMARK

6.1	Use of the Air Race Logo

6.1.1	Air Race hereby grants to the HCP for the Term and for the territory of Australia the right to place the Air Race Logo as displayed in Schedule 2 (hereinafter “Air Race Logo”), on the Event’s advertising and promotional materials and advertising and promotional materials for the HCP Ancillary Events and place these in commercial circulation after prior written approval from Air Race in each specific case.

6.1.2	The HCP acknowledges explicitly that the usage rights it has been granted over the Air Race Logo are non-exclusive, non-transferable, limited to the extent defined in this Agreement (see clause 6.1.1), and only for the Term and HCP shall not issue sublicenses unless and to the extent HCP contracts with third parties to produce the materials and only to the extent required to produce those materials. HCP shall only use the Air Race Logo as it is represented in Schedule 2 and/or otherwise provided and/or approved in writing by Air Race in advance and only in the original colors. The HCP is not entitled to change the Air Race Logo or to use individual elements thereof.

6.1.3	All rights to use the Air Race Logos shall be exclusively considered to be rights derived from Air Race and its affiliates. The HCP undertakes not to acquire its own trademark rights, which are identical or similar to the Air Race Logo, either through registration or use, during the Term or after the termination of this Agreement. The HCP shall not derive or assert any future rights against Air Race and its affiliates and their trademarks from the use of the Air Race Logo.

6.1.4	Air Race shall indemnify and hold harmless HCP from and against all third parties’ claims arising from HCP’s use of the Air Race Logo, provided such use by the HCP is in accordance with the terms of this Agreement.

6.1.5	The HCP agrees to notify Air Race of any unauthorized use of the Air Race Logo by others promptly if it comes to the HCP’s attention. Air Race shall have the sole right and discretion to take any action concerning any unauthorized use of the Air Race Logo, as well as to retain any and all awards therefrom. The HCP agrees to provide assistance to Air Race, as reasonably requested by Air Race but at no cost to the HCP, in connection to any proceeding initiated by Air Race concerning any unauthorized use by others of the Air Race Logo.

6.2	Use of the HCP Logo

6.2.1	The HCP agrees that Air Race, its affiliates and/or any third party authorized by Air Race will use Recordings of the Air Race World Championship containing the HCP’s trademarks and/or logos, if any, in Schedule 3 (hereinafter “HCP Logo”), and/or any other reference to the sponsors by using the HCP Logo for an indefinite period of time on a world-wide basis for any purpose whatsoever and in particular for commercial and marketing purposes. The HCP hereby grants to Air Race and its affiliates, and any third party authorized by Air Race provided that Air Race or such third party use has been notified to, and consented by the HCP, such consent not to be unreasonably withheld, and that Air Race is liable for all such use by the third party of the HCP Logo, the non-exclusive right to use its name and the HCP Logo on a world-wide basis for the purpose of fulfilment of any of Air Race’s obligations and services set forth in this Agreement. Furthermore, the HCP or will raise no objection to and shall seek no royalties or other fees for the use by Air Race and its affiliates and any third party authorized by Air Race of materials in any media or upon any goods or in connection with any services which show the HCP Logo or related signage in context of the Event and/or Event Venue provided such Air Race or third party use has been notified to, and consented by, the HCP, such consent not to be unreasonably withheld.

6.2.2	Air Race shall only use the HCP Logo as it is represented in Schedule 3 and/or otherwise provided and/or approved by HCP in writing in advance and only in the original colors. Air Race is not entitled to change the HCP Logo or use individual elements thereof.

6.2.3	All rights to use the HCP Logo shall be exclusively considered to be rights derived from HCP. Air Race undertakes not to acquire its own trademark rights, which are identical or similar to the HCP Logo, either through registration or use, during the Term or after the termination of this Agreement. Air Race shall not derive or assert any future rights against HCP from the use of the HCP Logo.

6.2.4	For the avoidance of doubt, Air Race and the HCP acknowledge that no separate value is attributable to the right to use the HCP Logo and therefore no separate consideration is payable for this grant of rights.

6.2.5	HCP shall indemnify and hold harmless Air Race from and against all third parties’ claims arising from Air Race’s use of the HCP Logo, provided such use by Air Race is in accordance with the terms of this Agreement.

6.2.6	Air Race agrees to notify HCP of any unauthorized use of the HCP Logo by others promptly if it comes to Air Race’s attention. HCP shall have the sole right and discretion to take any action concerning any unauthorized use of the HCP Logo, as well as to retain any and all awards therefrom. Air Race agrees to provide assistance to the HCP, as reasonably requested by the HCP, in connection to any proceeding initiated by the HCP concerning any unauthorized use by others of the HCP Logo. Such assistance by Air Race will be at no out-of-pock cost to Air Race unless the third party has used the HCP Logo in an unauthorized manner in connection with any arrangement between that third party and Air Race.

6.2.7	The rights granted by the HCP in this Clause 6.2 shall endure notwithstanding the termination of this Agreement, provided that their exercise by Air Race, its affiliates and third parties authorized by Air Race shall thereafter be only in a historical context and not calculated to imply any continuing relationship between the Parties.

7.	ASSIGNMENT

7.1	During the Term the HCP will not assign, charge or part with any of its obligations hereunder without the prior written consent of Air Race which will not be unreasonably withheld or delayed.

7.2	Air Race shall at its discretion and election have the absolute and unfettered right to assign this Agreement and all rights and obligations pursuant hereto or parts of it to its Related Bodies Corporate (as defined in the Corporations Act 2001 (Cth) provided that HCP’s prior written consent is obtained, not to be unreasonably withheld or delayed if the proposed assignee satisfies the HCP that the proposed assignee has the financial, technical and operational ability to conduct the Event. Notwithstanding, in case of such assignment Air Race shall remain jointly responsible towards HCP or representative entity in Australia for the fulfilment of all obligations arising out of this Agreement.

8.	TERMINATION, EFFECTS OF TERMINATION

8.1	Either Party may terminate this Agreement at any time:

8.1.1	with 2 weeks’ written notice if the whole Air Race World Championship is cancelled or does not take place during 2022; or

8.1.2	immediately if the Event is cancelled or does not take place by the Event Date.

8.2	The HCP may terminate this Agreement at any time and with immediate effect on notice to Air Race if the Funding Agreement or Airport Agreement are terminated for any reason.

8.3	If this Agreement is terminated for any reason:

8.3.1	and subject to clause 8.3.2, Air Race shall reimburse the HCP for the instalment/s (see Clause 3.2) which has/have already been paid by the HCP for the cancelled Event until termination, without deduction, counterclaim or set off, and within 21 days of termination, plus any interest earned by Air Race on any portion of the Consideration; and

8.3.2	the HCP will only demand repayment of any portion of the Consideration (and interest) to the extent the Department or Funding Agreement requires it to do so.

8.4	On termination of this Agreement, and subject to compliance by Air Race with its obligations under clause 8.3, neither Party is liable to the other in connection with the termination other than in relation to any Claims arising from breaches of this Agreement prior to termination.

8.5	Termination by Air Race

8.5.1	Air Race may terminate this Agreement with immediate effect if:

a)	not all Approvals required for the Event are granted prior to the first flying practice of any Event; or

b)	non-payment by the HCP of the Consideration or instalments when due (as set out in Clause 3.2) within 5 Business Days after a reminder has been received by the HCP.

8.6	Termination by either Party

Either Party may terminate this Agreement for default of the other Party with immediate effect if:

a)	the other party commits any material breach of any of the terms of this Agreement and that breach (if capable of remedy) is not remedied within 20 days from the service of a notice by the non-breaching Party specifying the breach and requiring it to be remedied;

b)	an order is made or a resolution is passed for the winding-up of the other Party; or an order is made for the appointment of an administrator to manage the affairs, business and property of that Party; or a receiver and/or manager or administrative receiver is appointed in respect of all or any of that party’s assets or undertaking; or circumstances arise which entitle a court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the Court to make a winding-up or bankruptcy order; or that party takes or suffers any similar or analogous action in consequence of debt;

c)	the other Party ceases, or threatens to cease, to carry on business; or

d)	a Force Majeure Event continues for a period of 30 days.

8.7	Unless otherwise agreed upon in this Clause 8, the defaulting Party shall indemnify and keep indemnified the other Party from and against any loss, expense, damage, or liability which such Party may sustain or incur as a consequence of the occurrence of any such event of default including but not limited to interest, fees and expenses or other sums whatsoever paid or payable.

8.8	Subject to clause 8.9, the liability of a Party to the other Party under this Agreement is capped at EUR 100,000.

8.9	Nothing in this Agreement limits the liability of Air Race to HCP in connection with:

8.9.1	any liability for which Air Race has the ability to recover under any insurance policy held by it over and above the amount in clause 8.8, and in respect of which Air Race must use its best endeavours to claim under such insurance policy in connection with that liability; or

8.9.2	any liability of Air Race in connection with:

a)	negligence of Air Race in connection with the Event;

b)	death or personal injury to any person arising from or in connection with the Event; or

c)	property damage arising from or in connection with the Event.

8.9.3	Despite any other provision of this Agreement and to the maximum extent permitted by Law, as between HCP and Air Race, neither Party will be liable for any claim or liability, however arising, for any one of more of the following losses suffered or incurred by the other Party:

a)	loss of revenue, profit or anticipated savings;

b)	loss of goodwill;

c)	loss of business;

d)	loss of opportunity;

e)	financing costs or increases in operating costs;

f)	any loss beyond the normal measure flowing from the breach; and

g)	any indirect, special or consequential loss.

8.10	Upon termination of this Agreement for whatever reason, each Party shall immediately cease to exercise any of its rights as outlined in this Agreement and each Party must cease forthwith to use or authorise the use of any advertising or other marketing materials provided by the other party which include any representations of the Air Race World Championship, the Air Race Logo, aircrafts or the pilots performing in the Air Race World Championship in connection with the Event and must, at the request of the other Party, without delay either destroy or hand over any remaining inventory of such products or materials.

9.	FORCE MAJEURE

9.1	If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure or the normal hazards associated with air races or aerobatic flying or in connection with the Covid-19 pandemic, then such Party shall be excused of the performance or the punctual performance of its obligations under this Agreement as from the date of such notice for so long as such cause of prevention or delay shall continue. “Force majeure” means any cause affecting the performance of this Agreement arising or attributable to acts, events, omissions, or accidents beyond the reasonable control of the Party including but without prejudice to the generality of the foregoing:

9.1.1	civil strife, pandemic, flood or fire damage and acts of God;

9.1.2	natural disasters (e.g., heavy storms, cyclones, earthquakes or flooding); or

9.1.3	transportation delay or breakdown which prevent at least four (4) competitors who are due to participate in the respective Event from attending.

9.2	If a Party becomes aware that its ability to comply with this Agreement is impacted by a Force Majeure Event, it must notify the other Party, providing full details of the extent to which compliance will be impacted and the likely duration of that period.

9.3	If a Party reasonably believes that the existence of a Force Majeure Event will prevent the Event from proceeding as planned, it must notify the other Party and, if practicable, provide details of a proposal to either vary this Agreement to permit the Event to proceed and the Parties must negotiate in good faith with each other and the Department regarding any such variations to this Agreement and the Funding Agreement.

9.4	The Party subject to the Force Majeure Event must update the other Party on the continuation or cessation of the Force Majeure Event regularly during the continuation or on the cessation of the Force Majeure Event.

10.	RELATIONSHIP BETWEEN THE PARTIES AND PARTIES PARTNERS

10.1	Both of the Parties are independent parties and have their separate businesses. The relationship between the Parties shall be on a principal-to-principal basis. Notwithstanding the co-operation, co-ordination and interaction between the Parties as contemplated in this Agreement; it shall not be construed to constitute the Parties hereto as partners, or joint ventures, or association of persons or either Party as the employee or agent of the other. Nothing in this Agreement shall confer any right on either Party to bind the other Party to any agreement or to contract in the name of the other Party or to incur any liability or obligation on behalf of the other Party or shall be deemed to be the agent of the other Party in any way. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

10.2	The HCP recognizes that, subject to clause 2.2.3, Air Race has and will enter into Agreements with various commercial organizations whose names and logos will appear on, inter alia, the air gates, aircrafts and/or the pilots’ apparel.

11.	MISCELLANEOUS

11.1	If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.2	The Parties agree that the contents of this Agreement as well as any related information and all confidential information and business secrets of the other Party, in particular and without limitation any data, software systems, documents and other supporting information in relation to the business purpose, will be treated as strictly confidential. The confidentiality obligations arising out of and in connection with this Agreement shall remain effective for the Term of this Agreement and for an indefinite time thereafter.

11.3	The obligations of confidentiality, non-use and non-disclosure in clause 11.2 do not apply to:

11.3.1	disclosure of the terms of the Agreement to the Department, and use by the Department of the Agreement and information relating to the Event as permitted by the Department under the terms of the Funding Agreement;

11.3.2	disclosures in connection with this Agreement or the Event in accordance with the Government Information (Public Access) Act 2009;

11.3.3	disclosure of anything in respect of this Agreement to the officers, employees and professional advisers of a Party who need to know solely for the purposes of implementing this Agreement but that Party must use its best endeavours to procure that all matters disclosed to such persons are kept confidential and used only for proper and reasonable purposes, unless agreed otherwise by the Parties;

11.3.4	information which, prior to the time when it was first disclosed to or otherwise came into possession of the recipient pursuant to this Agreement, was known to and reduced to writing by the recipient;

11.3.5	information in the public domain through issued patents, published patent applications or printed publications of general public circulation, other than by act or omission on the part of the recipient;

11.3.6	information received by the recipient from a third party who is not under any obligation of confidence in respect of that information and who has the lawful right to disclose such information to the recipient; or

11.3.7	information required to be disclosed by order of a Court of competent jurisdiction or by any recognised stock exchange on which the recipient’s shares or the shares of any related body corporate (as defined in the Corporations Act 2001 (Cth)) are listed.

11.4	A Party may not make a public announcement or issue any press release regarding this Agreement and the transactions the subject of this Agreement without the approval of the other Party (such agreement not to be unreasonably withheld or delayed) as to the form and manner of the announcement or release, and in particular Air Race acknowledges that Destination NSW is required to be involved in media and marketing opportunities in connection with the Event if, and to the extent, Destination NSW or the Department require, and agrees to comply with the requirements of the Funding Agreement in connection with any proposed announcements, launches or public events relating to the Event, and all marketing and advertising in connection with the Event.

11.5	This Agreement and its Schedules constitute the whole agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions and agreements (whether oral or written) between the parties relating to the subject matter of this Agreement. All Schedules mentioned above constitute an integral part of this Agreement. Any amendment to this Agreement shall be made in the written form. In the event of discrepancies between this Agreement and any of its Schedules, this Agreement shall prevail.

11.6	If:

11.6.1	the time for doing any act or thing required to be done; or

11.6.2	a notice period specified in this deed,

expires on a day other than a Business Day, the time for doing that act or thing or the expiration of that notice period is extended until the following Business Day.

11.6.3	If any act or thing required to be done is done after 5.00 pm on the specified day, it is taken to have been done on the following Business Day.

11.6.4	A reference to a day is a reference to a time period that begins at midnight and ends 24 hours later.

11.6.5	A reference to a period of time, unless expressly stated otherwise, excludes the first day of that period.

11.7	This Agreement may be executed in any number of counterparts. If it is executed in counterparts then each counterpart is an original and together they constitute one agreement.

11.8	A right or obligation of a Party that can operate or have effect on or after the completion, expiration, termination or rescission of this Agreement will not merge on the occurrence of that event but will remain in full force and effect.

11.9	Except as expressly provided for in this Agreement, the rights of a Party under this Agreement are cumulative and do not limit any right or remedy provided by Law.

11.10	The indemnities in this Agreement are continuing obligations and continue to apply after expiration or termination of this Agreement.

11.11	If any Party (“Payer”) fails to pay any amount payable by it to another Party (“Payee”) under or in accordance with this Agreement, the Payer must, if demand is made by the Payee, pay simple interest on the outstanding amount, calculated on a daily basis on and from the due date for payment until that amount is paid in full at the rate of 8% per annum. The right of the Payee to require payment of interest under this clause 11.11 is without prejudice to any other rights the Payee may have against the Payer at Law or in equity.

12.	GOVERNING LAW

This Agreement shall be governed and interpreted in all respects in accordance with the laws of New South Wales, Australia. All disputes arising out of or in connection with the present Agreement shall be finally settled under the laws of that State and any Court responsible for hearing appeals from the Courts of that State.

13.	NOTICES

13.1	A notice or other communication given under or in connection with this Agreement (“Notice”) must be in writing and given by a Party or its authorised officer.

13.2	A Notice must be:

13.2.1	delivered by hand to the recipient’s address or registered office;

13.2.2	posted to the recipient’s address or registered office by prepaid ordinary post (or airmail, if posted to or from a place outside Australia); or

13.2.3	emailed to the recipient’s email address, as set out in this deed, or as notified from time to time.

13.3	Service of a Notice is deemed to have occurred, if sent:

13.3.1	as a hand delivered Notice – at the time it is delivered;

13.3.2	as a Notice delivered by post – on the 3rd Business Day after posting (or the 7th, if posted to or from a place outside Australia); or

13.3.3	(iv) by email – on the day and at the time of being sent, provided that if it is sent after 5:00 pm on any day or on a day which is not a Business Day, it will be treated as having been duly given and received at 9:00 am the next Business Day.

13.4	This clause does not limit the way in which a Notice can be deemed to be served under applicable Law.

14.	DISPUTES

14.1	If a dispute arises under or in connection with this Agreement, the disputing Party must give to the other Party a notice specifying the dispute and requiring its resolution under this clause 14.

14.2	The Parties must each procure that their chief executive officers (or equivalent) meet to discuss the dispute within 10 Business Days of receipt of the notice issued under clause 14.1.

14.3	If the dispute is not resolved within 10 Business Days of the meeting referred to in clause 14.2, or that meeting does not occur within 10 Business Days of the receipt of the notice issued under clause 14.1, then either Party may, by further notice to the other Party, commence proceedings in connection with the dispute.

14.4	Nothing in this clause 14 prevents either Party form seeking any injunctive, declaratory or other interlocutory relief from a Court which may be urgently required.

15.	DEFINITIONS AND INTERPRETATION

15.1	In this Agreement, unless the context indicates a contrary intention:

15.1.1	Additional VIP Tickets means 30 tickets granting access, hospitality and additional rights to the VIP area within the Closed Area.

15.1.2	Agreed VIP Tickets means 20 tickets granting access, hospitality and additional rights to the VIP area within the Closed Area.

15.1.3	Air Race Funding Obligation has the meaning given in clause 2.4.4.

15.1.4	Air Race Logo has the meaning given in clause 6.1.1.

15.1.5	Airport has the meaning given in paragraph (F) of the Background.

15.1.6	Airport Agreement has the meaning given in paragraph (F) of the Background.

15.1.7	Approval means any certificate, licence, consent, permit, approval, determination, permission of any other requirement of any Authority having jurisdiction in connection with the activities contemplated by this Agreement or otherwise required in connection with the Event.

15.1.8	AR Ancillary Event has the meaning given in clause 2.2.2i).

15.1.9	Authority means a government or governmental, semi-governmental, statutory, administrative, fiscal or judicial or quasi-judicial body, department, commission, authority, tribunal, agency, person or entity, whether foreign, federal, state, territorial or local.

15.1.10	Aviation Zone means that part of the Exclusive Event Zone designated as the Aviation Zone as marked on the Site Plan, and will be the three-dimensional piece of airspace in which the race box is located and in which flying operations occur during the Event.

15.1.11	Business Day means any day other than:

a)	a Saturday, Sunday, public holiday or bank holiday in New South Wales; or

b)	27, 28, 29, 30 or 31 December.

15.1.12	Championship Rules has the meaning given in clause 2.1.1.

15.1.13	Closed Area means any part of the Exclusive Event Zone designated as a closed area as marked on the Site Plan, and includes the VIP area, STEM Zone, Aviation Zone and any ticketed grandstand.

15.1.14	Consideration has the meaning given in clause 3.1.

15.1.15	Department means the Department of Regional NSW.

15.1.16	Event has the meaning given in paragraph (B) of the Background.

15.1.17	Event Date means 18 – 20 November 2022.

15.1.18	Event Funding has the meaning given in clause 2.4.4.

15.1.19	Event Period has the meaning given in clause 2.1.1.

15.1.20	Event Period Hours means the hours between:

a)	12.00pm and 7.00pm pm on 18 November 2022;

b)	9.00am and 7.00pm on 19 November 2022; and

c)	10.00am and 7.00pm on 20 November 2022.

15.1.21	Event Venue has the meaning given in paragraph (D) of the Background.

15.1.22	Exclusive Event Zone has the meaning given in paragraph (D) of the Background.

15.1.23	Grant Application means the application by the HCP to obtain a grant of funding from the Regional Events Acceleration Fund to receive the Consideration.

15.1.24	Force Majeure has the meaning given in clause 9.

15.1.25	Funding Agreement means an agreement between the HCP and the Crown in right of the State of New South Wales acting through the Department, in response to the Grant Application, and substantially in the form set out in Schedule 9, and includes the Grant Application, or as otherwise agreed by the parties, and for the purposes of clauses 3.5, 11.3 and 11.4, means the Funding Agreement in the form in Schedule 9 until the Funding Agreement is signed by the HCP.

15.1.26	HCP Ancillary Event means any event conducted by or with the assistance of the HCP to organize, produce, promote and host (or to authorize or nominate third parties to organize, produce, promote and host) support events such as live music performances, exhibitions, art shows and more either:

a)	during the Event Period and within the Non Exclusive Event Zone; or

b)	outside the Event Period and within the Exclusive Event Zone.

15.1.27	HCP Logo has the meaning given in clause 6.2.1.

15.1.28	HCP Rights has the meaning given in clause 2.3.1.

15.1.29	Host City has the meaning given in paragraph (B) of the Background.

15.1.30	Law includes:

a)	any applicable statute, regulation, rule, by-law, ordinance, proclamation, treaty, decree, convention, rule of any applicable stock exchange or Approval (including any condition or requirement under it);

b)	any judgement, court order, injunction or rule or principle of common law or equity; and

c)	that law as amended, consolidated, supplemented, re-enacted or replaced.

15.1.31	Local Contractors means a person located in, and providing services relevant to the Event from within, the Host City local government area or its surrounding local government areas.

15.1.32	Non Exclusive Event Zone has the meaning given in paragraph (D) of the Background.

15.1.33	Participating Student means any secondary or tertiary student who participates in the project and competition promoted by Air Race in accordance with clause 2.4.13a).

15.1.34	Prohibited Sponsor means any person promoting or selling gambling or nicotine or nicotine replacement products.

15.1.35	Recordings has the meaning given in clause 5.2.1.

15.1.36	Reporting Obligations means any reporting obligations contained in the Grant Application or imposed on the HCP in the Funding Agreement, and includes:

a)	Air Race reporting on media value generated from the Event by Aurora Media;

b)	Air Race reporting on increased visitor nights generated by the number of room nights booked by Air Race staff;

c)	Air Race reporting on increased stakeholder participation and collaboration generated by the number of stakeholders engaged in the promotion of the Event, including accommodation and tour providers, attractions, food and beverage managed by Lake Macquarie Tourism;

d)	Air Race reporting on sponsorship program attracting national brands generated by the number of local, national and international sponsors for the Event;

e)	Air Race reporting on Telstra location insights generated by number and point of origin of attendees; and

f)	Air Race reporting on ticket sales generated by the number of tickets sold for the Event.

15.1.37	Reserved Rights has the meaning given in clause 2.2.1.

15.1.38	Scholarship means the package set out in further detail in Schedule 4 which is valued at $15,000.

15.1.39	Site Plan has the meaning given in clause 2.3.3.

15.1.40	STEM project and competition means the project, further details of which are set out in Schedule 5.

15.1.41	STEM Zone means that area identified as such in the Site Plan.

15.1.42	Term has the meaning given in clause 1.

15.2	In this Agreement, unless the context indicates a contrary intention:

15.2.1	(documents) a reference to an agreement or document is to that agreement or document as varied, supplemented, novated or replaced from time to time;

15.2.2	form of document) a reference to a document includes any computer program, material, record and any other means by which information may be stored, reproduced or retrieved;

15.2.3	(references) a reference to a party, background, clause, paragraph, schedule or annexure is a reference to a party, background, clause, paragraph, schedule or annexure to or of this agreement;(headings) clause headings and the table of contents are inserted for convenience only and do not affect interpretation of this agreement;

15.2.4	(person) a reference to a person includes a natural person, firm, body corporate, a statutory corporation, partnership, an unincorporated association, Authority, the Crown and any other organisation or legal entity;

15.2.5	(parties) a reference to a party includes a reference to its personal representatives, executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

15.2.6	(agreement) includes an undertaking or other binding arrangement or understanding, whether or not in writing;

15.2.7	(including) including and includes (and other similar expressions) are not words of limitation, and a list of examples is not limited to those items or to items of a similar kind;

15.2.8	(corresponding meanings) a word that is derived from a defined word has a corresponding meaning;

15.2.9	(singular) the singular includes the plural and vice versa;

15.2.10	(gender) words importing one gender include all other genders;

15.2.11	(rules of construction) in the interpretation of this agreement no rule of construction applies to the disadvantage of one party on the basis that party or its lawyer were responsible for its drafting;

15.2.12	(legislation) a reference to any legislation or provision of legislation includes all amendments, consolidations or replacements of it and all regulations or documents issued under it;

15.2.13	(time and date) a reference to a time or date is a reference to the time and date in the Host City;

15.2.14	(writing) a reference to a notice, consent, approval, request or other communication under this agreement or an agreement between the parties means a written notice, consent, approval, request, communication or agreement.

15.2.15	(replacement bodies) a reference to a body (including an institute, association or Authority) which ceases to exist or whose powers or functions are transferred to another body is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

15.2.16	(whole and part) a reference to any thing (including any amount) is a reference to the whole or any part of it, but nothing in this clause implies that part performance of an obligation constitutes performance of that obligation;

15.2.17	(at any time) the words at any time mean ‘at any time and from time to time’; and

15.2.18	(requirements to do) a requirement to do any thing includes a requirement to cause that thing to be done and a requirement not to do any thing includes a requirement to prevent that thing being done.

Signed for and on behalf of Host City Partner by:

Joshua Sattler CEO DANTIA

28 March 2022

Signed for and on behalf of Air Race Ltd. by:

Nalin Jay – CEO

Mark White - Director

Schedule 5

STEM project and competition

TOPIC	PROJECT	SCOPE
Air Race STEM Education	Air Race STEM Onsite Concept Development	Development of a 2-hour onsite plan to host up to 150 students (3 groups of 50) from various age groups at the Air Race Friday Free Practice Day. Including contingency planning, risk management, safety and legal.
Activities	Air Race STEM Day for each race at the Race Airport;

1. Introduction to Air Race Ground/Grid Operations
o Hangar Walk
o Race Team Meet & Greet
o Sneak Peak in Grid Control
2. Introduction to Race Planes & Technology
o Technical briefing on Race Plane
o Logistics behind Air Race
o Telemetry and technology
3. Introduction to Track Operations, Racing & Pilot
o STEM tailored Pilots briefing
o Race Airport to Racetrack routing exercise
o Introduction to a Pilot, their career and Q&A

Partners	Invite and coordinate with selected schools, clubs and organisations in each host city. Ensuring the capacities and resources are available from each group to attend the Air Race STEM Onsite.

Human Resources	STEM Manager and two other STEM hosts to guide groups through the part 1, 2 & 3 activities. Technical Director or Technician to host part 2. Pilot, Race Director, Advisory Board member, Leader in Aviation team to host part 3.

Equipment	Air Race pens, paper, Air Race document folder, stickers, autograph cards, presentation, moving image assets, Air Race pin	VR experience, Simulators, Air Race STEM Tool, Track design tool, Zipping Challenge

Delivery
- Safety & Risk Management Plan
- Secure schools/education partners in each host city
- Equipment purchasing & logistics for all STEM requirements.